EXHIBIT 10.1

AMENDMENT NUMBER TWO

TO XPONENTIAL, INC.

CAPITAL INCENTIVE PROGRAM

This Amendment Number Two (“Amendment”) to the Xponential, Inc. Capital Incentive Program dated January 1, 2003, as amended February 28, 2003 (the “Program”), is dated as of October 1, 2004.

WHEREAS, Section 2(l) of the Program defines the terms and conditions of the Elective Deferral Agreement under which a Participant for a Program Year may defer a percent of his Salary that would otherwise be paid to the Participant during the Program Year absent his deferral election; and

WHEREAS, Section 2(l) limits the amount of deferral of a participant’s Salary (as defined in the Program) to an amount up to fifty percent (50%) of such participant’s Salary; and

WHEREAS, the Administrator of the Program desires to increase the Salary deferral limit from fifty percent (50%) to one hundred percent (100%) of each participant’s Salary;

Now, therefore, Section 2(l) is hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

Elective Deferral Agreement means a written agreement entered into by and between the Adopting Employer and a Participant for a Program Year, which agreement describes the terms and conditions of such Participants arrangement to defer (i) up to one hundred percent (100%) of his Bonus that may be awarded with respect to such Program Year and/or (ii) up to one hundred percent (100%) of his Salary that would otherwise be paid to the Participant during the Program Year absent his deferral election.  The Elective Deferral Agreement shall be executed and dated by the Participant and shall specify the amount of Bonus and/or Salary, by percentage or dollar amount, to be deferred under the Program for the Program Year.